THE RESTAURANT COMPANY,

                                   as Issuer,

                          THE GUARANTORS NAMED THEREIN
                                       and

                              THE BANK OF NEW YORK,

                                   as Trustee

                        --------------------------------

                          First Supplemental Indenture

                           Dated as of April 28, 2006

                                       to

                                    Indenture

                                      Dated

                            as of September 21, 2005

                        --------------------------------


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          FIRST SUPPLEMENTAL INDENTURE, dated as of April 28, 2006 (this "FIRST
SUPPLEMENTAL INDENTURE"), by and among THE RESTAURANT COMPANY, a Delaware corporation (the "COMPANY"), the Guarantors (as defined in the Indenture (as hereinafter defined)) and THE BANK OF NEW YORK, a New York banking corporation, as trustee (in such capacity, the "TRUSTEE").

          WHEREAS, the Company, the Guarantors and the Trustee executed and delivered an Indenture, dated as of September 21, 2005 (the "INDENTURE"), providing for the issuance of 10% Senior Notes due 2013 (the "NOTES");

          WHEREAS, there are now outstanding under the Indenture, Notes in the principal amount of $190,000,000;

          WHEREAS, Section 9.01 of the Indenture provides that the Company, the Guarantors and the Trustee may amend, modify, waive or supplement provisions of the Indenture without the consent of any holders to, among other things, cure any ambiguity, defect or inconsistency in the Indenture;

          WHEREAS, the Company and the Guarantors desire to amend the definition of "Attributable Debt" set forth in the Indenture to cure a defect and an inconsistency in the Indenture; and

          WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this First Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.

          NOW THEREFORE, in consideration of the above premises, it is mutually covenanted and agreed, for equal and proportionate benefit of all holders of Notes, as follows:

                                  ARTICLE ONE

                           Amendments to the Indenture

          Section 1.1 Amendments to Exhibit A-1 and Exhibit B-1.

          The definition of the term "Attributable Debt" in Section 1.01 of the Indenture is hereby amended in its entirety to read as follows:

          "Attributable Debt" in respect of a sale and leaseback transaction occurring on or after the Issue Date means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

                                  ARTICLE TWO

                                  Miscellaneous

          Section 2.1 INSTRUMENTS TO BE READ TOGETHER. This First Supplemental Indenture is an indenture supplemental to the Indenture, and said Indenture and this First Supplemental Indenture shall henceforth be read together.

          Section 2.2 CONFIRMATION. The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

          Section 2.3 TERMS DEFINED. Capitalized terms used in this First Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

          Section 2.4 HEADINGS. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

          Section 2.5 GOVERNING LAW. The laws of the State of New York, without regard to the principles of conflicts of law, shall govern this First Supplemental Indenture.

          Section 2.6 COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          Section 2.7 EFFECTIVENESS. The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 9.01 of the Indenture.

          Section 2.8 CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEE. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

          Section 2.9 TRUSTEE DOCUMENTS. On or before the date hereof, the Company shall deliver to the Trustee pursuant to the Indenture, (a) an Officers' Certificate and (b) an Opinion of Counsel, in each case related to the execution of this First Supplemental Indenture.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

                                 THE RESTAURANT COMPANY

                                 By: /s/ Joseph Trungale
                                     -------------------------------------------
                                     Name:  Joseph Trungale
                                     Title  President


                                 THE RESTAURANT COMPANY OF MINNESOTA

                                 By: /s/ Joseph Trungale
                                     -------------------------------------------
                                     Name:  Joseph Trungale
                                     Title  President


                                 TRC REALTY LLC

                                 By: /s/ Joseph Trungale
                                     -------------------------------------------
                                     Name:  Joseph Trungale
                                     Title  President


                                 PERKINS FINANCE CORP.

                                 By: /s/ Joseph Trungale
                                     -------------------------------------------
                                     Name:  Joseph Trungale
                                     Title  President


                                 THE BANK OF NEW YORK, AS TRUSTEE

                                 By: /s/ Robert A. Massimillo
                                     -------------------------------------------
                                     Name:  Robert A. Massimillo
                                     Title  Vice President